U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933


                                  CENTREX, INC.
             (Exact name of registrant as specified in its charter)

         Oklahoma                         3825                   73-1554121
 (State or jurisdiction of     (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

        9202 South Toledo Avenue, Tulsa, Oklahoma 74137; (918) 494-2880 (Address and telephone number of Registrant's principal executive offices and principal place of business)

                EMPLOYEE STOCK INCENTIVE PLAN FOR THE YEAR 2005
  NON-EMPLOYEE DIRECTORS AND CONSULTANTS RETAINER STOCK PLAN FOR THE YEAR 2005
                            (Full title of the Plans)

  Thomas R. Coughlin, Jr., MD, 9202 South Toledo Avenue, Tulsa, Oklahoma 74137
                    (Name and address of agent for service)

                                 (918) 494-2880
          (Telephone number, including area code, of agent for service)

                          CALCULATION OF REGISTRATION FEE

                                                             Proposed maximum
Title of securities to  Amount to be   Proposed offering    aggregate offering       Amount of
be registered            registered   price per share (1)          price         registration fee
----------------------  ------------  -------------------  -------------------  -----------------

Options to Purchase       64,000,000  $           0.007(2)  $           448,000  $           56.76
Common Stock,
Common Shares
Underlying Options
----------------------  ------------  --------------------  -------------------  -----------------
Common Stock              15,000,000  $           0.007(3)  $           105,000  $           13.30
----------------------  ------------  --------------------  -------------------  -----------------
Total                     79,000,000                        $           553,000  $           70.06
----------------------  ------------  --------------------  -------------------  -----------------

(1)  The  Offering  Price  is used solely for purposes of estimating the registration fee pursuant to Rule 457(h) promulgated pursuant to the Securities Act of 1933.
(2)  This  Offering  Price  per  Share  is  established  pursuant to the option exercise price set forth  in  the  Employee  Stock  Incentive  Plan  for the Year 2005, set forth in Exhibit 4.1 to this Form S-8.
(3)  This  Offering  Price  per  Share  is  established pursuant to the Non-Employee Directors and
     Consultants Retainer Stock Plan for the Year 2005, set forth in Exhibit 4.2 to this Form S-8.

                                     PART I
              Information Required in the Section 10(a) Prospectus

ITEM 1.   PLAN INFORMATION.

     See  Item  2  below.

ITEM 2.   REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

     The documents containing the information specified in Part I, Items 1 and 2, will be delivered to each of the participants in accordance with Form S-8 and Rule 428 promulgated under the Securities Act of 1933. The participants shall be provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

                                    PART II

               Information Required in the Registration Statement

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following are hereby incorporated by reference:

          (a) The Registrant's latest annual report on Form 10-KSB for the fiscal year ended December 31, 2003 filed on March 30, 2004 and the amendment on Form 10-KSB/A, filed on April 1, 2004.

          (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Form 10-KSB referred to in (a) above.

          (c) A description of the Registrant's securities contained in the Registration Statement on Form 10SB12G, as amended, filed by the Registrant to register the common stock under the Exchange Act, including all amendments filed for the purpose of updating such common stock description.

     All  documents  subsequently  filed  by the Registrant pursuant to Sections
13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

ITEM 4.   DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5.   INTEREST OF NAMED EXPERTS AND COUNSEL.

     Other than as set forth below, no named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the small business issuer, or was a promoter, underwriter, voting trustee, director, officer, or employee of the Registrant.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our bylaws do not contain a provision entitling any director or executive officer to indemnification against its liability under the Securities Act. The Oklahoma Statutes allow a company to indemnify our officers, directors, employees, and agents from any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except under certain circumstances. Indemnification may only occur if a determination has been made that the officer, director, employee, or agent acted in good faith and in a manner, which such person believed to be in the best interests of the Registrant. A determination may be made by the stockholders; by a majority of the directors who were not parties to the action, suit, or proceeding confirmed by opinion of independent legal counsel; or by opinion of independent legal counsel in the event a quorum of directors who were not a party to such action, suit, or proceeding does not exist.

     Provided the terms and conditions of these provisions under Oklahoma law are met, officers, directors, employees, and agents of the Registrant may be indemnified against any cost, loss, or expense arising out of any liability under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable.

     The Oklahoma Statutes, stated herein, provide further for permissive indemnification of officers and directors.

     18-1031.  Indemnification  of  Officers,  Directors,  Employees and Agents,
     -------
Insurance.

     (A) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the conduct was unlawful.

     (B) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses, including attorneys' fees, actually and reasonably incurred by the person in connection with the defense or settlement of an action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses which the court shall deem proper.

     (C) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in subsection A or B of this section, or in defense of any claim, issue, or matter therein, the person shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by the person in connection therewith.

     (D) Any indemnification under the provisions of subsection A or B of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsection A or B of this section. This determination shall be made, with respect to a person who is a director or officer at the time of the determination:

          1. By a majority vote of the directors who are not parties to the action, suit, or proceeding, even though less than a quorum;

          2. By a committee of directors designated by a majority vote of directors, even though less than a quorum;

          3. If there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or

          4.  By  the  shareholders.

     (E) Expenses incurred by an officer or director in defending a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it shall ultimately be determined that the person is not entitled to be indemnified by the corporation as authorized by the provisions of this section. Expenses incurred by former directors or officers or other employees and agents may be paid upon the terms and conditions, if any, as the corporation deems appropriate.

     (F) The indemnification and advancement of expenses provided by or granted pursuant to the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in the person's official capacity and as to action in another capacity while holding an office.

     (G) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against liability under the provisions of this section.

     (H) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation, including any constituent of a constituent, absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees, or agents, so that any person who is or was a director, officer, employee, or agent of a constituent corporation, or is or was serving at the request of a constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as the person would have with respect to the constituent corporation if its separate existence had continued.

     (I) For purposes of this section, references to "other enterprises" shall include, but are not limited to, employee benefit plans; references to "fines" shall include, but are not limited to, any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include, but are not limited to, any service as a director, officer, employee, or agent of the corporation which imposes duties on, or involves services, by the director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner the person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

     (J) The indemnification and advancement of expenses provided by or granted pursuant to this section, unless otherwise provided when authorized or ratified, shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of the person.

     (K) The district court is vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise. The court may summarily determine a corporation's obligation to advance expenses including attorneys' fees.

     The Registrant, with approval of the Registrant's Board of Directors, may obtain directors' and officers' liability insurance.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.   EXHIBITS.

     The Exhibits required by Item 601 of Regulation S-B, and an index thereto, are attached.

ITEM 9.   UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information

          (d) That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, Oklahoma on January 11, 2005.

                         CENTREX, INC.



                         By /s/  Thomas R. Coughlin, Jr., MD
                            ----------------------------------------------------
                            Thomas R. Coughlin, Jr., MD, Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                       Title                  Date
---------                                       -----                  ----

/s/ Thomas R. Coughlin, Jr., MD Chief Executive Officer, Chief January 11, 2005 ------------------------------- Financial Officer and Director
Thomas R. Coughlin, Jr., MD

                                  EXHIBIT INDEX

EXHIBIT  NO.          DESCRIPTION
------------          -----------

  4.1         Employee Stock Incentive Plan for the Year 2005
  4.2         Non-Employee Directors and Consultants Retainer Stock Plan for
              the Year 2005
   5          Opinion Re: Legality
  23.1        Consent of Accountants
  23.2        Consent of Counsel